EXHIBIT 11

                                      FOCUS ENHANCEMENTS, INC.

                              STATEMENT OF COMPUTATION OF LOSS PER SHARE
                                                                      December 31,
                                                                     ------------
                                                                 1999             1998
                                                                 ----             ----
Net loss                                                     $(1,479,703)    $(12,787,324)
                                                             ===========     =============

Basic:
Weighted average number of common shares outstanding          18,743,698       16,336,872
                                                              ==========       ==========

Diluted:
Weighted average number of common shares outstanding          18,743,698       16,336,872
Weighted average common equivalent shares                              -                -
                                                             -----------      -----------

Weighted average number of common
Shares outstanding used to calculate per share data           18,743,698       16,336,872
                                                              ==========       ==========

Loss per share

     Basic                                                      $(0.08)          $(0.78)
     Diluted                                                    $(0.08)          $(0.78)